			SECURITIES AND EXCHANGE COMMISSION
			      Washington, D.C.  20549

				     SCHEDULE 13G
			   UNDER THE EXCHANGE ACT OF 1934


			 National Atlantic Holdings Corporation
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  	 	 	        (Name of Issuer)

		     Common Stock, no par value per share
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			   (Title of Class of Securities)

				     63253Y107
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				  (CUSIP Number)

				  October 31, 2005
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		(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NUMBER	63253Y107
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
	1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
 		PERSONS (ENTITIES ONLY).

			ERIC D. HOVDE

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      	2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      			(a)[ ]
			(b)[X]
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	3.	SEC Use Only

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	4.	CITIZENSHIP OR PLACE OF ORGANIZATION

			U.S.A.
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NUMBER OF		5.	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY			21,000 shares
EACH			-------------------------------------------------------
REPORTING		6.	SHARED VOTING POWER
PERSON WITH(1)
				1,102,156 shares
      			-------------------------------------------------------
			7.	SOLE DISPOSITIVE POWER

				21,000
      			--------------------------------------------------------
			8.	SHARED DISPOSITIVE POWER

				1,102,156 shares
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	9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      			1,123,156 shares
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	10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
		SHARES (see Instructions). [  ]
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	11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

			10.3%
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	12.	TYPE OF REPORTING PERSON

			IN
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(1) Of the 1,123,156 Shares beneficially owned by Eric D. Hovde, 21,000 Shares are owned directly by Eric D. Hovde and 1,102,156 shares are beneficially by Eric D. Hovde as the President, Chief Executive Officer and Managing Member of
Hovde Capital Advisors LLC, the Investment Manager to certain managed accounts, which are the direct owners of those Shares.

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

-------------------------------------------------------------------------------
CUSIP NUMBER	63253Y107
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
	1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
	 	PERSONS (ENTITIES ONLY).

			STEVEN D. HOVDE

-------------------------------------------------------------------------------
      	2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      			(a)[ ]
			(b)[X]
-------------------------------------------------------------------------------
	3.	SEC Use Only

-------------------------------------------------------------------------------
	4.	CITIZENSHIP OR PLACE OF ORGANIZATION

			U.S.A.
-------------------------------------------------------------------------------
NUMBER OF		5.	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY			0
EACH			-------------------------------------------------------
REPORTING		6.	SHARED VOTING POWER
PERSON WITH(2)
				1,102,156 shares
      			-------------------------------------------------------
			7.	SOLE DISPOSITIVE POWER

				0
      			-------------------------------------------------------
			8.	SHARED DISPOSITIVE POWER

				1,102,156 shares
-------------------------------------------------------------------------------
	9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      			1,102,156 shares
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	10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 		(see Instructions). [  ]
-------------------------------------------------------------------------------
	11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
			10.1%
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	12.	TYPE OF REPORTING PERSON
			IN
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(2) The 1,102,156 Shares beneficially owned by Steven D. Hovde are as Chairman and Member of Hovde Capital Advisors LLC, the Investment Manager to certain managed accounts, which are the direct owners of the Shares.

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

Item 1.

      The Name of the Issuer is National Atlantic Holdings Corporation (the "Issuer"). The address of the Issuer's Principal Executive Offices is
4 Paragon Way, Freehold, NJ 07728


Item 2.

      The persons filing this statement are Eric D. Hovde and Steven D. Hovde (collectively, the "Reporting Persons"). Eric D. Hovde's Principal Business Office is 1826 Jefferson Place, N.W., Washington, D.C. 20036, and Steven D. Hovde's Principal Business Office is 1629 Colonial Parkway, Inverness, IL 60067. Eric D. Hovde is President, Chief Executive Officer and Managing Member of Hovde Capital Advisors LLC (the "Investment Manager"), a limited liability company organized under the laws of the State of Delaware.
Steven D. Hovde is Chairman and Member of the Investment Manager. The Investment Manager has filed a Schedule 13G concurrently herewith reporting beneficial ownership of the securities reported herein as being beneficially owned by the Reporting Persons.

      The class of securities to which this statement relates is the Issuer's common stock, no par value per share (the "Securities" or "Shares").
The CUSIP number of the Securities is 63253Y107.

      The Investment Manager manages certain accounts (the "Managed Accounts"), which are the direct owners of 1,102,156 Shares. Each of the Reporting Persons may be deemed to hold beneficial interests in the Securities through ownership of an interest in, and positions as officers and/or managers of, the Investment Manager. Further, Eric D. Hovde owns 21,000 directly. Steven D. Hovde disclaims beneficial ownership of the 21,000 Shares directly owned by Eric D. Hovde.

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)[ ] 	Broker or dealer registered under section 15 of the Act
	(15 U.S.C. 78o).
(b)[ ] 	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)[ ] 	Insurance company as defined in section 3(a)(19) of the Act
	(15 U.S.C. 78c).
(d)[ ] 	Investment company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C.80a-8).
(e)[ ] 	An investment adviser in accordance with Section
	240.13d-1(b)(1)(ii)(E);
(f)[ ] 	An employee benefit plan or endowment fund in accordance with
	section 240.13d-1(b)(1)(ii)(F);
(g)[ ] 	A parent holding company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G);
(h)[ ] 	A savings associations as defined in Section 3(b) of the Federal
	Deposit Insurance Act (12 U.S.C. 1813);
(i)[ ] 	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of
	1940 (15 U.S.C. 80a-3);
(j)[ ] 	Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

      Not Applicable

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

Item 4.  Ownership

	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

As to Eric D. Hovde:

	(a) Amount beneficially owned: 1,123,156.
 	(b) Percent of class: 10.3%.
	(c) Number of shares as to which the person has:
		(i) 	Sole power to vote or to direct the vote: 21,000.
		(ii) 	Shared power to vote or direct the vote: 1,102,156.
		(iii) 	Sole power to dispose or to direct the disposition
			of: 21,000.
		(iv) 	Shared power to dispose or to direct the disposition
			of: 1,102,156.

As to Steven D. Hovde:

	(a) Amount beneficially owned: 1,102,156.
 	(b) Percent of class: 10.1%.
	(c) Number of shares as to which the person has:
		(i) 	Sole power to vote or to direct the vote: 0.
		(ii) 	Shared power to vote or direct the vote: 1,102,156.
		(v) 	Sole power to dispose or to direct the disposition
			of: 0.
		(vi) 	Shared power to dispose or to direct the disposition
			of: 1,102,156.

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

Item 5.  Ownership of Five Percent or Less of a Class

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	The Managed Accounts are the direct owners of the Securities and have the right to receive and/or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Securities.
None of the Managed Accounts individually own, directly or beneficially, more than five percent of the class of the Securities.

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

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

	Not Applicable

Item 8.  Identification and Classification of Members of the Group

	Not Applicable

Item 9.  Notice of Dissolution of Group

	Not Applicable

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

				      SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   						11/2/05
						----------------------------
      						Date

						ERIC D. Hovde

						/S/ Eric D. Hovde
						----------------------------


      						STEVEN D. HOVDE

						/S/ Steven D. Hovde
						----------------------------

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